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                                                               EXHIBIT 23.2

                       [LETTERHEAD OF THOMAS WEISEL]

                   CONSENT OF THOMAS WEISEL PARTNERS LLC

   We hereby consent to the use of our opinion letter dated October 22, 1999 to the Board of Directors of Stamps.com Inc., included as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Rocket Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Stamps.com Inc., a Delaware corporation with and into iShip.com, Inc., a Washington corporation and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY - Opinion of Stamps.com's Financial Advisor", "THE MERGER - Background of the merger", "THE MERGER - Reasons for the merger and Stamps.com's and iShip.com's board of directors recommendations" and "THE MERGER - Opinion of Stamps.com's financial advisor. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /s/ Thomas Weisel Partners LLC

                                          THOMAS WEISEL PARTNERS LLC

January 6, 2000